News Release
Contacts:
Media Relations
Scott Sloat
240-855-0164
scott.sloat@sprint.com

Investor Relations
Brad Hampton
800-259-3755
investor.relations@sprint.com
SPRINT NEXTEL REPORTS
FIRST QUARTER 2012 RESULTS

•	Best ever Sprint platform postpaid ARPU increase of $4.03, or 6.9 percent, year-over-year drives Sprint platform wireless service revenue growth of 16 percent year-over-year

•	Operating loss of $255 million; Adjusted OIBDA* of $1.2 billion, which includes $104 million in Network Vision related operating expense

•	263,000 postpaid net additions on the Sprint platform in the quarter - eighth consecutive quarter of postpaid subscriber growth on the Sprint platform

•	Total company net additions of more than 1 million for the sixth consecutive quarter

•	Strong iPhone sales of more than 1.5 million - 44 percent to new customers

•	Network Vision deployment continues on track

◦	Continue to expect six major cities to launch 4G LTE by mid-year

◦	Continue to expect 12,000 sites on air by end of 2012

◦	To date work has begun on 25 percent of planned 2012 sites; 5 percent are on air

◦	Nearly 1,300 iDEN sites taken off air to date; expect 9,600 total by the end of the third quarter

The company's first quarter 2012 earnings conference call will be held at 8 a.m. ET today. Participants may dial 800-938-1120 in the U.S. or Canada (706-634-7849 internationally) and provide the following ID: 68178739 or may listen via the Internet at www.sprint.com/investor.

OVERLAND PARK, Kan. - April 25, 2012 - Sprint Nextel Corp. (NYSE: S) today reported a net loss of $863 million and a diluted net loss of $.29 per share for the first quarter of 2012. This compares to a net loss of $439 million and a diluted net loss of $.15 per share in the first quarter of 2011 and includes depreciation of approximately $543 million, or negative $.18 cents per share, primarily due to accelerated depreciation related to the expected shut down of the Nextel platform and a one-time net benefit of $170 million, or approximately $.06 per share, related to the spectrum hosting contract termination with LightSquared. The company had wireless service revenues of $7.2 billion during the quarter, an increase of more than 7 percent year-over-year, driven primarily by Sprint platform postpaid ARPU growth of $4.03 - the largest year-over-year increase on record for the U.S. wireless industry. The company reported total net subscriber additions of nearly 1.1 million during the first quarter, bringing total ending subscribers to a record 56 million.

The total number of customers on the Sprint platform grew almost 4 percent sequentially including 263,000 postpaid net subscriber additions, 870,000 prepaid net subscriber additions and 785,000 wholesale and affiliate net subscriber additions. Sprint recorded more than 1.5 million iPhone® sales in the first quarter with 44 percent going to new customers. Prepaid churn on the Sprint platform improved to 2.92 percent, the tenth consecutive quarter of year-over-year improvement.

“The continuing revenue growth on the Sprint platform, which represents the future of our company, driven by record ARPU improvement and strong net subscriber growth, contributed to our Adjusted OIBDA* performance of $1.2 billion,” said Dan Hesse, Sprint CEO. “The value and simplicity of our unlimited data, talk and text plans, combined with an unsurpassed customer experience and our increasingly robust device portfolio make for a strong combination.”

NETWORK VISION HIGHLIGHTS
Sprint's Network Vision initiative remains on track. To date, the company has approximately 600 sites on air, which are meeting speed and coverage enhancement targets. Zoning requirements are completed for approximately 9,700 sites and leasing agreements have been completed for close to 7,700 sites. More than 3,200 sites are in notice to proceed status and work has started on approximately 3,000. Sprint expects to bring approximately 12,000 sites on air by the end of 2012 and to complete the majority of its Network Vision roll-out in 2013. The company has also taken approximately 1,300 iDEN sites off air to date and expects to shut down a total of 9,600 before the end of the third quarter.

In addition, as part of Network Vision, Sprint continues to expect to launch 4G LTE in six major cities by mid-year 2012 including Houston, Dallas, San Antonio, Atlanta, Kansas City and Baltimore. This week, Sprint launched its first two 4G LTE smartphones - Galaxy Nexus™ and LG Viper™ 4G LTE with eco-friendly features - and earlier this month also announced the upcoming launch of HTC EVO 4G LTE™.

“We continue to hit our key internal milestones and make significant progress on Network Vision,” said Hesse.

CUSTOMER EXPERIENCE AND BRAND HIGHLIGHTS
During the first quarter, Sprint recorded its lowest level of calls to customer care per postpaid subscriber on record, consistent with more third-party recognition of Sprint's customer experience. Sprint was ranked by J.D. Power and Associates highest among full-service providers in its 2012 Wireless Purchase Experience Study, Volume 1. Boost Mobile was ranked highest among non-contract providers in the same study and Virgin Mobile USA received the highest ranking in the J.D. Power and Associates 2012 Wireless Customer Care Non-Contract Study - Volume 1, with Boost placing second. This month, Sprint Wholesale collected four 2012 Domestic Best-In-Class Awards from Atlantic-ACM in the categories of Network, Provisioning, Customer Service and Sales Representatives. Sprint also received the ATLANTIC ACM Best-in-Class Network Award for Global Wholesale Excellence earlier this year and Frost & Sullivan identified Sprint as an excellent example of an end-to-end mobile solution provider for the small business sector.

Sprint also launched several innovative products and services in addition to its 4G LTE devices. Sprint introduced its first tablet for under $100 with a two year agreement, ZTE Optik™ as well as ZTE Fury™, a family-friendly Android-powered device. Boost Mobile began offering LG Rumor Reflex™ - the fifth device from Sprint with eco-friendly attributes and the second from Boost. Additionally, the company introduced Sprint Complete Collaboration, the most comprehensive hosted and fully managed unified communications bundle available for businesses and launched additional Sprint Biz 360 solutions, phone and applications for small businesses. Sprint also created New Ventures, a new organization focused on delivering new business models that leverage open platforms to drive revenue and overall customer satisfaction for the global marketplace.

LIQUIDITY
During the first quarter, Sprint raised additional financing of $2 billion to help fund the Network Vision deployment, debt maturities and working capital requirements over the next few years. This followed financing of $4 billion raised in the fourth quarter of 2011. Sprint's next scheduled debt maturities include $300 million due in May 2013 and $1.5 billion due in October 2013. As of March 31, 2012, the company's total liquidity was approximately $8.8 billion, consisting of $7.6 billion in cash, cash equivalents and short-term investments and $1.2 billion of undrawn borrowing capacity available under its revolving bank credit facility. Sprint generated $978 million of net cash provided by operating activities and $138 million of Free Cash Flow* in the quarter.

CONSOLIDATED RESULTS

TABLE NO. 1 Selected Consolidated Financial Data (Unaudited) (dollars in millions, except per share data)

	Quarter To Date
Financial Data	March 31, 2012	March 31, 2011	% r
Net operating revenues	$8,734	$8,313	5%
Operating (loss) income	$(255)	$259	NM
Adjusted OIBDA*	$1,213	$1,514	(20) %
Adjusted OIBDA margin*	15.2%	19.9%
Net loss (1)	$(863)	$(439)	(97) %
Diluted net loss per common share (1)	$(0.29)	$(0.15)	(93) %

Capital expenditures (2)	$800	$555	44%
Net cash provided by operating activities	$978	$919	6%
Free Cash Flow*	$138	$178	(22) %

•
Consolidated net operating revenues of $8.7 billion for the quarter were 5 percent higher than in the first quarter of 2011 and nearly unchanged from the fourth quarter of 2011. The quarterly year-over-year improvement was primarily due to higher wireless service revenues, partially offset by a reduction in wireline revenue. Sequentially, higher wireless service revenues were offset by lower wireless equipment revenue and lower wireline revenue.

•
Operating loss was $255 million compared to operating income of $259 million for the first quarter of 2011 and an operating loss of $438 million for fourth quarter of 2011. The quarterly year-over-year and sequential impacts to operating loss were driven by items identified below in Adjusted OIBDA* coupled with a first quarter 2012 increase in depreciation expense resulting primarily from accelerated depreciation related to the expected decommissioning of the Nextel network and a one-time net gain associated with the termination of our spectrum hosting contract in the first quarter of 2012.

•
Adjusted OIBDA* was $1.2 billion for the quarter, compared to $1.5 billion for the first quarter of 2011 and $842 million in the fourth quarter of 2011. The quarterly year-over-year decline in Adjusted OIBDA* was primarily due to higher equipment net subsidy, higher wireless cost of service and lower wireline revenues, partially offset by higher postpaid and prepaid wireless service revenues. Sequentially, Adjusted OIBDA* increased primarily as a result of higher wireless service revenues and lower equipment net subsidy and sales expense primarily associated with fewer handset sales.

•
Capital expenditures(2), excluding capitalized interest of $115 million, were $800 million in the quarter, compared to $555 million in the first quarter of 2011 and $900 million in the fourth quarter of 2011. Wireless capital expenditures were $710 million in the first quarter of 2012, compared to $449 million in the first quarter of 2011 and $774 million in the fourth quarter of 2011. During the quarter, the company invested approximately $315 million for our Network Vision program and approximately $250 million in data capacity related to both legacy network and Network Vision equipment. Wireline capital expenditures were $45 million in the first quarter of 2012, compared to $53 million in the first quarter of 2011 and $34 million in the fourth quarter of 2011. Corporate capital expenditures were $45 million in the first quarter of 2012, compared to $53 million in the first quarter of 2011 and $92 million in the fourth quarter of 2011, primarily related to IT infrastructure to support our Wireless and Wireline businesses.

•	Net cash provided by operating activities was $978 million for the quarter, compared to $919 million for the first quarter of 2011 and $1.1 billion for the fourth quarter of 2011.

•	Free Cash Flow* was $138 million for the quarter, compared to $178 million for the first quarter of 2011 and $257 million for the fourth quarter of 2011.

WIRELESS RESULTS

Wireless Customers

•
The company served more than 56 million customers at the end of the first quarter of 2012. This includes 32.8 million postpaid subscribers (29 million on the Sprint platform and 3.8 million on the Nextel platform), 15.3 million prepaid subscribers (13.7 million on the Sprint platform and 1.6 million on the Nextel platform) and approximately 8 million wholesale and affiliate subscribers, all of whom utilize the Sprint platform.

•
The Sprint platform added 263,000 net postpaid customers during the quarter. The Nextel platform lost 455,000 net postpaid customers in the quarter. Sprint platform postpaid net additions and Nextel platform postpaid net subscriber losses include 228,000 net subscribers who migrated from the Nextel platform to the Sprint platform.

•
The company added 489,000 net prepaid subscribers during the quarter, which includes net additions of 870,000 prepaid Sprint platform customers, offset by net losses of 381,000 prepaid Nextel platform customers. Sprint platform prepaid net additions and Nextel platform prepaid net losses include 137,000 net subscribers who migrated from the Nextel platform to the Sprint platform.

•	For the quarter, the company added net additions of 785,000 wholesale and affiliate subscribers (all of which are on the Sprint platform) as a result of growth in MVNOs reselling prepaid services.

•	The credit quality of Sprint's end-of-period postpaid customers was approximately 82 percent prime, relatively flat as compared to the fourth quarter of 2011.

Sprint Platform Churn and Nextel Recapture

•
For the quarter, the company reported Sprint platform postpaid churn of 2.00 percent, compared to 1.78 percent for the year-ago period and 1.99 percent for the fourth quarter of 2011. Quarterly, Sprint platform postpaid churn increased year-over-year primarily due to higher involuntary deactivations, which occur when Sprint disconnects a customer due to lack of payment or violations of terms and conditions. This is expected to be a temporary increase, the majority of which was associated with pricing actions taken in the second and third quarters of 2011 primarily through indirect channels. Sprint tightened its credit standards during the third and fourth quarters of 2011 to stem further impacts of these types of promotional activities by our indirect dealers.

•
Approximately 46 percent of total subscribers that left the postpaid Nextel platform during the period were retained on the Sprint postpaid platform as compared to 27 percent in the first quarter of 2011 and 39 percent in the fourth quarter of 2011.

•
Approximately 8 percent of Sprint platform postpaid customers upgraded their handsets during the first quarter as compared to 9 percent in the first quarter of 2011 and in the fourth quarter of 2011. The sequential decline was primarily driven by seasonality and is typical in the first quarter following fourth quarter holiday sales. The year-over-year decline was primarily due to changes in our upgrade eligibility policies.

•
Sprint platform prepaid churn for the first quarter was 2.92 percent, compared to 3.41 percent for the year-ago period and 3.07 percent for the fourth quarter of 2011. The quarterly year-over-year and sequential improvements in the Sprint platform prepaid churn were primarily a result of improvements in the Virgin Mobile and Boost brands, and continued changes in the mix of our subscriber base as a result of strong growth in the number of Assurance Wireless® customers, who on average have lower churn than the remainder of our Sprint platform subscriber base.

TABLE NO. 2 Wireless Operating Statistics (Unaudited)

	Quarter To Date
	March 31, 2012	December 31, 2011	March 31, 2011
Net Additions (Losses) (in thousands)
Sprint platform:
Postpaid (a)	263	539	253
Prepaid (b)	870	899	1,406
Wholesale and affiliate	785	954	389
Total Sprint platform	1,918	2,392	2,048
Nextel platform:
Postpaid (a)	(455)	(378)	(367)
Prepaid (b)	(381)	(392)	(560)
Total Nextel platform	(836)	(770)	(927)

Total retail postpaid net (losses) additions	(192)	161	(114)
Total retail prepaid net additions	489	507	846
Total wholesale and affiliate net additions	785	954	389
Total Wireless Net Additions	1,082	1,622	1,121

End of Period Subscribers (in thousands)
Sprint platform:
Postpaid (a)	28,992	28,729	27,699
Prepaid (b)	13,698	12,828	9,941
Wholesale and affiliate	8,003	7,218	4,910
Total Sprint platform	50,693	48,775	42,550
Nextel platform:
Postpaid (a)	3,830	4,285	5,299
Prepaid (b)	1,580	1,961	3,182
Total Nextel platform	5,410	6,246	8,481

Total retail postpaid end of period subscribers	32,822	33,014	32,998
Total retail prepaid end of period subscribers	15,278	14,789	13,123
Total wholesale and affiliate end of period subscribers	8,003	7,218	4,910
Total End of Period Subscribers	56,103	55,021	51,031

Supplemental Data - Connected Devices
End of Period Subscribers (in thousands)
Retail postpaid	791	783	715
Wholesale and affiliate	2,217	2,077	1,883
Total	3,008	2,860	2,598

Churn
Sprint platform:
Postpaid	2.00%	1.99%	1.78%
Prepaid	2.92%	3.07%	3.41%
Nextel platform:
Postpaid	2.09%	1.89%	1.95%
Prepaid	8.73%	7.18%	6.94%

Total retail postpaid churn	2.01%	1.98%	1.81%
Total retail prepaid churn	3.61%	3.68%	4.36%

ARPU (c)
Sprint platform:
Postpaid	$62.55	$61.22	$58.52
Prepaid	$25.64	$25.16	$25.76
Nextel platform:
Postpaid	$40.94	$41.91	$44.35
Prepaid	$35.68	$34.91	$35.46

Total retail postpaid ARPU	$59.88	$58.59	$56.17
Total retail prepaid ARPU	$26.82	$26.62	$28.39

Postpaid Nextel Recapture Rate (d)	46%	39%	27%
(a) Postpaid subscribers on the Sprint platform are defined as retail postpaid subscribers on the CDMA network, including subscribers with PowerSource devices, and those utilizing WiMax technology. Postpaid subscribers on the Nextel platform are defined as retail postpaid subscribers on the iDEN network.
(b) Prepaid subscribers on the Sprint platform are defined as retail prepaid subscribers who utilize CDMA technology via our multi-brand offerings. Prepaid subscribers on the Nextel platform are defined as retail prepaid subscribers who utilize iDEN technology via our multi-brand offerings.
(c) ARPU is calculated by dividing service revenue by the sum of the average number of subscribers in the applicable service category. Changes in average monthly service revenue reflect subscribers for either the postpaid or prepaid service category who change rate plans, the level of voice and data usage, the amount of service credits which are offered to subscribers, plus the net effect of average monthly revenue generated by new subscribers and deactivating subscribers.
(d) The Postpaid Nextel Recapture Rate is defined as the portion of total subscribers that left the postpaid Nextel platform during the quarter and were retained on the postpaid Sprint platform.

TABLE NO. 3 Selected Wireless Financial Data (Unaudited) (dollars in millions)

	Quarter To Date
Financial Data	March 31, 2012	March 31, 2011	% r
Net operating revenues	$7,950	$7,413	7%
Operating (loss) income	$(331)	$140	NM
Adjusted OIBDA*	$1,052	$1,283	(18) %
Adjusted OIBDA margin*	14.6%	19.1%
Capital expenditures (2)	$710	$449	58%

Wireless Service Revenues

•
Wireless retail service revenues of $7.1 billion for the quarter represent an increase of 7 percent compared to the first quarter of 2011 and an increase of approximately 3 percent compared to the fourth quarter of 2011. The quarterly year-over-year improvement was primarily due to higher postpaid ARPU as well as an increased number of net prepaid subscribers due to continued growth of Assurance Wireless and Virgin Mobile Beyond Talk customers, partially offset by lower prepaid ARPU. Sequentially, wireless retail service revenues increased, primarily as a result of higher postpaid ARPU and growth in the number of prepaid subscribers.

•
Wireless postpaid ARPU increased year-over-year from $56.17 to $59.88, the largest year-over-year postpaid ARPU growth in the company's history, while sequentially ARPU increased from $58.59 to $59.88. Quarterly year-over-year and sequential ARPU benefited from higher monthly recurring revenues primarily as a result of the premium data add-on charges for smartphones introduced in the first quarter of 2011.

•
Prepaid ARPU of $26.82 for the quarter declined from $28.39 in the first quarter of 2011 and increased slightly from $26.62 in the fourth quarter of 2011. The decline in the year-over-year period is a result of a greater mix of Assurance Wireless customers who on average have lower ARPU than the remainder of our prepaid subscriber base, partially offset by improvements in Boost and Virgin Mobile ARPU.

•
Quarterly wholesale, affiliate and other revenues of $103 million increased by $34 million, compared to the year-ago period and increased by $29 million sequentially, resulting primarily from growth in MVNOs reselling prepaid services.

Wireless Operating Expenses

•	Total wireless net operating expenses were $8.3 billion in the first quarter, compared to $7.3 billion in the year-ago period and $8.4 billion in the fourth quarter of 2011.

•
Wireless equipment net subsidy in the first quarter was approximately $1.6 billion (equipment revenue of $735 million, less cost of products of $2.3 billion), compared to approximately $1.1 billion in the year-ago period and approximately $1.7 billion in the fourth quarter of 2011. The quarterly year-over-year increase in net subsidy is primarily due to the launch of the iPhone, which on average carries a higher subsidy rate per handset as compared to other handsets. The sequential decline in net subsidy is primarily due to a decline in postpaid handset sales typical for the first quarter following the fourth quarter holiday sales activity.

•
Wireless cost of service was flat sequentially, primarily due to lower 4G data costs, offset by higher Network Vision related expenses. Wireless cost of service increased approximately 12 percent year-over-year primarily due to higher 4G data costs, Network Vision related expenses, service and repair expenses and backhaul costs driven by higher data usage, partially offset by lower licenses and fees.

•
Wireless SG&A expenses increased approximately 2 percent year-over-year and declined by approximately 1 percent sequentially. Quarterly year-over-year SG&A expenses increased primarily due to higher bad debt and selling expenses, partially offset by lower marketing costs. Sales expenses increased year-over-year primarily due to iPhone point-of- sale discounts (subsidy) for devices directly sold by the manufacturer to indirect dealers in which Sprint does not take device title, as well as higher postpaid gross additions. The impact from the iPhone was partially offset by improvements in sales channel mix with a larger portion of activations coming from direct retail channels. Bad debt expense increased year-over-year by $60 million driven primarily by an increase in the agings of accounts receivable outstanding combined with a higher average write-off per account. Sequentially, SG&A expenses decreased primarily as a result of lower sales and bad debt expenses, partially offset by seasonally higher marketing expense. Sequentially, bad debt expense declined $50 million due to a seasonal improvement in the agings of accounts receivable outstanding.

•
Wireless depreciation and amortization expense increased $421 million year-over-year and $494 million sequentially primarily related to a reduction in estimated useful lives of certain assets. The year-over-year and sequential increase is primarily associated with accelerated depreciation on Nextel platform assets related to our decision to decommission that platform.

WIRELINE RESULTS

TABLE NO. 4 Selected Wireline Financial Data (Unaudited) (dollars in millions)

	Quarter To Date
Financial Data	March 31, 2012	March 31, 2011	% r
Net operating revenues	$998	$1,120	(11) %
Operating income	$78	$119	(35) %
Adjusted OIBDA*	$161	$228	(29) %
Adjusted OIBDA margin*	16.1%	20.4%
Capital expenditures (2)	$45	$53	(15) %

•
Wireline revenues of $1 billion for the quarter declined 11 percent year-over-year primarily as a result of an intercompany rate reduction based on current market prices for voice and IP services sold to the wireless segment as well as the scheduled migration of wholesale cable VoIP customers off of Sprint's IP platform. Sequentially, first quarter wireline revenues declined 5 percent primarily due to a reduction in intercompany rates resulting from the decline in market-based prices for wireline services.

•
Total wireline net operating expenses were $920 million in the first quarter of 2012. Net operating expenses declined approximately 8 percent year-over-year and 7 percent sequentially due to lower cost of service from continued declines in voice and cable IP volumes, improvement in SG&A expenses and lower depreciation expenses.

Forecast

The company expects 2012 Adjusted OIBDA* to be at the high-end of the previous forecast of between $3.7 billion and $3.9 billion. Within that Adjusted OIBDA* expectation, we continue to anticipate full year consolidated net service revenue growth of 4 to 6 percent (consolidated revenue less wireless equipment revenue). Sprint continues to expect full year capital expenditures of approximately $6 billion in 2012, excluding capitalized interest.

Sprint Nextel Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Millions, except per Share Data)

TABLE NO. 5
	Quarter To Date
	March 31, 2012	December 31, 2011	March 31, 2011
Net Operating Revenues	$8,734	$8,722	$8,313
Net Operating Expenses
Cost of services	2,787	2,788	2,584
Cost of products	2,298	2,631	1,812
Selling, general and administrative	2,436	2,461	2,403
Depreciation	1,590	1,098	1,122
Amortization	76	76	133
Other, net	(198)	106	—
Total net operating expenses	8,989	9,160	8,054
Operating (Loss) Income	(255)	(438)	259
Interest expense	(298)	(287)	(249)
Equity in losses of unconsolidated investments and other, net (3)	(273)	(472)	(412)
Loss before Income Taxes	(826)	(1,197)	(402)
Income tax expense	(37)	(106)	(37)
Net Loss (1)	$(863)	$(1,303)	$(439)
Basic and Diluted Net Loss Per Common Share (1)	$(0.29)	$(0.43)	$(0.15)
Weighted Average Common Shares outstanding	2,999	2,997	2,992
Effective Tax Rate	-4.5%	-8.9%	-9.2%

NON-GAAP RECONCILIATION - NET LOSS TO ADJUSTED OIBDA* (Unaudited)
(Millions)

TABLE NO. 6
	Quarter To Date
	March 31, 2012	December 31, 2011	March 31, 2011
Net Loss (1)	$(863)	$(1,303)	$(439)
Income tax expense	(37)	(106)	(37)
Loss before Income Taxes	(826)	(1,197)	(402)
Equity in losses of unconsolidated investments and other, net (3)	273	472	412
Interest expense	298	287	249
Operating (Loss) Income	(255)	(438)	259
Depreciation and amortization	1,666	1,174	1,255
OIBDA*	1,411	736	1,514
Severance and exit costs (4)	—	28	—
Gains from asset dispositions and exchanges (5)	(29)	—	—
Asset impairments and abandonments (6)	18	78	—
Spectrum hosting contract termination, net (7)	(170)	—	—
Access costs (8)	(17)	—	—
Adjusted OIBDA*	1,213	842	1,514
Capital expenditures (2)	800	900	555
Adjusted OIBDA* less Capex	$413	$(58)	$959
Adjusted OIBDA Margin*	15.2%	10.8%	19.9%
Selected item:
Deferred tax asset valuation allowance	$348	$569	$196

Sprint Nextel Corporation
WIRELESS STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

TABLE NO. 7
	Quarter To Date
	March 31, 2012	December 31, 2011	March 31, 2011
Net Operating Revenues
Service revenue
Sprint platform:
Postpaid (a)	$5,408	$5,217	$4,842
Prepaid (b)	1,016	929	712
Wholesale, affiliate and other	103	74	69
Total Sprint platform	6,527	6,220	5,623
Nextel platform:
Postpaid (a)	500	563	729
Prepaid (b)	188	227	366
Total Nextel platform	688	790	1,095

Equipment revenue	735	910	695
Total net operating revenues	7,950	7,920	7,413
Net Operating Expenses
Cost of services	2,289	2,291	2,047
Cost of products	2,298	2,631	1,812
Selling, general and administrative	2,311	2,330	2,271
Depreciation	1,488	988	1,012
Amortization	76	82	131
Other, net	(181)	98	—
Total net operating expenses	8,281	8,420	7,273
Operating (Loss) Income	$(331)	$(500)	$140

Supplemental Revenue Data
Total retail service revenue	$7,112	$6,936	$6,649
Total service revenue	$7,215	$7,010	$6,718
(a) Postpaid subscribers on the Sprint platform are defined as retail postpaid subscribers on the CDMA network, including subscribers with PowerSource devices, and those utilizing WiMax technology. Postpaid subscribers on the Nextel platform are defined as retail postpaid subscribers on the iDEN network.
(b) Prepaid subscribers on the Sprint platform are defined as retail prepaid subscribers who utilize CDMA technology via our multi-brand offerings. Prepaid subscribers on the Nextel platform are defined as retail prepaid subscribers who utilize iDEN technology via our multi-brand offerings.

NON-GAAP RECONCILIATION	Quarter To Date
	March 31, 2012	December 31, 2011	March 31, 2011
Operating (Loss) Income	$(331)	$(500)	$140
Severance and exit costs (4)	—	25	—
Gains from asset dispositions and exchanges (5)	(29)	—	—
Asset impairments and abandonments (6)	18	73	—
Spectrum hosting contract termination, net (7)	(170)	—	—
Depreciation	1,488	988	1,012
Amortization	76	82	131
Adjusted OIBDA*	1,052	668	1,283
Capital expenditures (2)	710	774	449
Adjusted OIBDA* less Capex	$342	$(106)	$834
Adjusted OIBDA Margin*	14.6%	9.5%	19.1%

Sprint Nextel Corporation
WIRELINE STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

TABLE NO. 8
	Quarter To Date
	March 31, 2012	December 31, 2011	March 31, 2011
Net Operating Revenues
Voice	$417	$475	$486
Data	108	103	116
Internet	453	459	497
Other	20	17	21
Total net operating revenues	998	1,054	1,120
Net Operating Expenses
Cost of services and products	716	748	759
Selling, general and administrative	121	128	133
Depreciation	100	109	109
Other, net	(17)	9	—
Total net operating expenses	920	994	1,001
Operating Income	$78	$60	$119

NON-GAAP RECONCILIATION	Quarter To Date
	March 31, 2012	December 31, 2011	March 31, 2011
Operating Income	$78	$60	$119
Severance and exit costs (4)	—	3	—
Asset impairments and abandonments (6)	—	6	—
Access costs (8)	(17)	—	—
Depreciation	100	109	109
Adjusted OIBDA*	161	178	228
Capital expenditures (2)	45	34	53
Adjusted OIBDA* less Capex	$116	$144	$175
Adjusted OIBDA Margin*	16.1%	16.9%	20.4%

Sprint Nextel Corporation
CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(Millions)

TABLE NO. 9	Quarter Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Operating Activities
Net loss	$(863)	$(1,303)	$(439)
Asset impairments	18	78	—
Depreciation and amortization	1,666	1,174	1,255
Provision for losses on accounts receivable	136	189	73
Share-based compensation expense	17	22	18
Deferred income taxes	32	117	27
Equity in losses of unconsolidated investments and other, net (3)	273	472	412
Gains from asset dispositions and exchanges	(29)	—	—
Contribution to pension plan	(92)	(12)	(100)
Spectrum hosting contract termination, net (7)	(170)	—	—
Other working capital changes, net	26	640	(369)
Other, net	(36)	(288)	42
Net cash provided by operating activities	978	1,089	919
Investing Activities
Capital expenditures (2)	(783)	(909)	(644)
Expenditures relating to FCC licenses	(56)	(59)	(74)
Reimbursements relating to FCC licenses (9)	—	135	—
Change in short-term investments, net	(327)	90	(40)
Investment in Clearwire	(128)	(331)	—
Other, net	(1)	1	(23)
Net cash used in investing activities	(1,295)	(1,073)	(781)
Financing Activities
Proceeds from debt and financings	2,000	4,000	—
Debt financing costs	(36)	(83)	(3)
Repayments of debt and capital lease obligations	(2)	(2,251)	(1,652)
Other, net	3	4	2
Net cash provided by (used in) financing activities	1,965	1,670	(1,653)
Net Increase (Decrease) in Cash and Cash Equivalents	1,648	1,686	(1,515)
Cash and Cash Equivalents, beginning of period	5,447	3,761	5,173
Cash and Cash Equivalents, end of period	$7,095	$5,447	$3,658

RECONCILIATION TO FREE CASH FLOW* (NON-GAAP) (Unaudited)
(Millions)

TABLE NO. 10
	Quarter Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Net Cash Provided by Operating Activities	$978	$1,089	$919
Capital expenditures (2)	(783)	(909)	(644)
Expenditures relating to FCC licenses, net (9)	(56)	76	(74)
Other investing activities, net	(1)	1	(23)
Free Cash Flow*	138	257	178
Debt financing costs	(36)	(83)	(3)
Increase (decrease) in debt and other, net	1,998	1,749	(1,652)
Investment in Clearwire	(128)	(331)	—
Other financing activities, net	3	4	2
Net Increase (Decrease) in Cash, Cash Equivalents and
Short-Term Investments	$1,975	$1,596	$(1,475)

Sprint Nextel Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Millions)

TABLE NO. 11
	March 31, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$7,095	$5,447
Short-term investments	477	150
Accounts and notes receivable, net	3,216	3,206
Device and accessory inventory	693	913
Deferred tax assets	115	130
Prepaid expenses and other current assets	628	491
Total current assets	12,224	10,337
Investments and other assets	2,453	2,609
Property, plant and equipment, net	13,500	14,009
Goodwill	359	359
FCC licenses and other	20,540	20,453
Definite-lived intangible assets, net	1,541	1,616
Total	$50,617	$49,383
Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$2,847	$2,495
Accrued expenses and other current liabilities	3,584	3,996
Current portion of long-term debt, financing and capital lease obligations	8	8
Total current liabilities	6,439	6,499
Long-term debt, financing and capital lease obligations	22,260	20,266
Deferred tax liabilities	7,013	6,986
Other liabilities	4,314	4,205
Total liabilities	40,026	37,956
Shareholders' equity
Common shares	5,995	5,992
Paid-in capital	46,723	46,716
Accumulated deficit	(41,352)	(40,489)
Accumulated other comprehensive loss	(775)	(792)
Total shareholders' equity	10,591	11,427
Total	$50,617	$49,383

NET DEBT* (NON-GAAP) (Unaudited)
(Millions)

TABLE NO. 12
	March 31, 2012	December 31, 2011
Total Debt	$22,268	$20,274
Less: Cash and cash equivalents	(7,095)	(5,447)
Less: Short-term investments	(477)	(150)
Net Debt*	$14,696	$14,677

Sprint Nextel Corporation
SCHEDULE OF DEBT (Unaudited)
(Millions)

TABLE NO. 13
			March 31, 2012
ISSUER	COUPON	MATURITY	PRINCIPAL
Sprint Nextel Corporation
Export Development Canada Facility (Tranche 2)	5.486%	12/15/2015	$500
6% Senior Notes due 2016	6.000%	12/01/2016	2,000
9.125% Senior Notes due 2017	9.125%	03/01/2017	1,000
8.375% Senior Notes due 2017	8.375%	08/15/2017	1,300
9% Guaranteed Notes due 2018	9.000%	11/15/2018	3,000
7% Guaranteed Notes due 2020	7.000%	03/01/2020	1,000
11.5% Senior Notes due 2021	11.500%	11/15/2021	1,000
9.25% Debentures due 2022	9.250%	04/15/2022	200
Sprint Nextel Corporation			10,000
Sprint Capital Corporation
6.9% Senior Notes due 2019	6.900%	05/01/2019	1,729
6.875% Senior Notes due 2028	6.875%	11/15/2028	2,475
8.75% Senior Notes due 2032	8.750%	03/15/2032	2,000
Sprint Capital Corporation			6,204
Nextel Communications Inc.
6.875% Senior Serial Redeemable Notes due 2013	6.875%	10/31/2013	1,473
5.95% Senior Serial Redeemable Notes due 2014	5.950%	03/15/2014	1,170
7.375% Senior Serial Redeemable Notes due 2015	7.375%	08/01/2015	2,137
Nextel Communications Inc.			4,780
iPCS Inc.
First Lien Senior Secured Floating Rate Notes due 2013	2.672%	05/01/2013	300
Second Lien Senior Secured Floating Rate Notes due 2014	3.797%	05/01/2014	181
iPCS Inc.			481
Tower financing obligation	9.500%	01/15/2030	698
Capital lease obligations and other		2014 - 2022	69
TOTAL PRINCIPAL			22,232
Net premiums			36
TOTAL DEBT			$22,268

Sprint Nextel Corporation
RECONCILIATION OF RETAIL POSTPAID NET (LOSSES) ADDITIONS
TO ADJUSTED SPRINT PLATFORM POSTPAID NET ADDITIONS
(Thousands)

TABLE NO. 14
	Quarter To Date
	March 31, 2012	December 31, 2011	March 31, 2011
Retail postpaid net (losses) additions	(192)	161	(114)
Less: Nextel platform net losses	(455)	(378)	(367)
Sprint platform net additions	263	539	253
Less adjustments:
Nextel PowerSource	(30)	(33)	(57)
Adjusted Sprint platform net additions	293	572	310

Sprint Nextel Corporation
NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1) Results include pre-tax, non-cash equity in losses of unconsolidated investments and other, net of $273 million ($.09 per share), $472 million ($.16 per share) and $412 million ($.14 per share) in the first quarter of 2012 and the fourth and first quarters of 2011, respectively.
(2) Capital expenditures is an accrual based amount that includes the changes in unpaid capital expenditures and excludes capitalized interest. Cash paid for capital expenditures for the first quarter 2012 and fourth quarter 2011, respectively, includes $115 million and $99 million of total capitalized interest and can be found in the condensed consolidated cash flow information on Table No. 9 and the reconciliation to Free Cash Flow* on Table No. 10.
(3) The fourth quarter 2011 includes a non-cash impairment of $135 million to reflect a reduction of our investment in Clearwire to its estimated fair value, and a dilution loss of approximately $27 million associated with the fourth quarter reduction of Sprint's economic interest from 53.5% to 51.5% as a result of Clearwire's fourth quarter 2011 equity offering.
(4) Severance and exit costs are primarily related to work force reductions, lease termination charges, and organizational realignment initiatives.
(5) For the first quarter 2012, gains from asset dispositions and exchanges are primarily due to spectrum exchange transactions.
(6) For the first quarter 2012, asset impairments and abandonments relate to a change in our backhaul architecture in connection to our Network Vision design from microwave to a more cost effective fiber backhaul.
(7) On March 16, 2012, we elected to terminate the arrangement with LightSquared LP and LightSquared, Inc. (LightSquared). As we have no future service obligations with respect to the arrangement with LightSquared, we recognized $236 million of the advanced payments as other operating income in the first quarter of 2012. As a result of the termination of the hosting agreement, we impaired capitalized costs specific to LightSquared's 1.6 GHz spectrum that the Company no longer intends to deploy which totaled $66 million.
(8) Favorable developments during the first quarter of 2012 relating to disagreements with local exchange carriers resulted in a reduction in expected access costs of $17 million.
(9) $135 million in reimbursements were received in the fourth quarter of 2011 from the mobile satellite service (MSS) entrants for their pro rata share of our costs of clearing a portion of the 1.9 GHz spectrum related to spectrum reconfiguration under FCC's Report and Order.

*FINANCIAL MEASURES

Sprint Nextel provides financial measures determined in accordance with accounting principles generally accepted in the United States (GAAP) and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint Nextel provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint Nextel does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint Nextel does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

OIBDA is operating income/(loss) before depreciation and amortization. Adjusted OIBDA is OIBDA excluding severance, exit costs, and other special items. Adjusted OIBDA Margin represents Adjusted OIBDA divided by non-equipment net operating revenues for Wireless and Adjusted OIBDA divided by net operating revenues for Wireline. We believe that Adjusted OIBDA and Adjusted OIBDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted OIBDA and Adjusted OIBDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments and equity method investments during the period. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends, if any, and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, short-term investments and if any, restricted cash. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

SAFE HARBOR

This news release includes “forward-looking statements” within the meaning of the securities laws. The statements in this news release regarding the business outlook, expected performance and forward-looking guidance, as well as other statements that are not historical facts, are forward-looking statements. The words “may,” “could,” “should,” "estimate," "project," "forecast," "intend," "expect," "believe," “anticipate,” "target," "providing guidance" and similar expressions are intended to identify forward-looking statements.

Forward-looking statements are estimates and projections reflecting management's judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer and network usage, customer growth and retention, pricing, operating costs, the timing of various events and the economic and regulatory environment.

Future performance cannot be assured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•	our ability to retain and attract subscribers;

•	the ability of our competitors to offer products and services at lower prices due to lower cost structures;

•
the effects of vigorous competition on a highly penetrated market, including the impact of competition on the price we are able to charge subscribers for services and equipment we provide and our ability to retain existing subscribers and attract new subscribers; the impact of equipment net subsidy costs; the impact of increased purchase commitments; the overall demand for our service offerings, including the impact of decisions of new or existing subscribers between our postpaid and prepaid services offerings and between our two network platforms; and the impact of new, emerging and competing technologies on our business;

•
the ability to generate sufficient cash flow to fully implement our network modernization plan, Network Vision, to improve and enhance our networks and service offerings, improve our operating margins, implement our business strategies and provide competitive new technologies;

•	the effective implementation of Network Vision, including timing, execution, technologies, and costs;

•	our ability to migrate subscribers off the Nextel platform and mitigate related increases in churn;

•	our ability to access additional spectrum capacity, including through spectrum hosting arrangements;

•	changes in available technology and the effects of such changes, including product substitutions and deployment costs;

•	our ability to obtain additional financing on terms acceptable to us, or at all;

•	volatility in the trading price of our common stock, current economic conditions and our ability to access capital;

•
the impact of unrelated parties not meeting our business requirements, including a significant adverse change in the ability or willingness of such parties to provide devices or infrastructure equipment for our networks;

•	the costs and business risks associated with providing new services and entering new geographic markets;

•	the financial performance of Clearwire and its ability to fund, build, operate, and maintain its 4G network, including an LTE network;

•	our ability to access Clearwire's spectrum capacity;

•	the compatibility of Sprint's LTE network with Clearwire's LTE network;

•	the effects of mergers and consolidations and new entrants in the communications industry and unexpected announcements or developments from others in the communications industry;

•	unexpected results of litigation filed against us or our suppliers or vendors;

•	the impact of adverse network performance;

•	the costs or potential customer impacts of compliance with regulatory mandates including, but not limited to, compliance with the FCC's Report and Order to reconfigure the 800 MHz band;

•	equipment failure, natural disasters, terrorist acts or other breaches of network or information technology security;

•
one or more of the markets in which we compete being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes or other external factors over which we have no control; and

•
other risks referenced from time to time in our filings with the Securities and Exchange Commission, including the “Risk Factors” described in our annual report on Form 10-K for the year ended Dec. 31, 2011.

Sprint Nextel believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint Nextel is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

Clearwire's first quarter 2012 results from operations have not yet been finalized. As a result, the amount reflected for Sprint's share of Clearwire's results of operations for the quarter ended March 31, 2012, is an estimate and, based upon the finalization of Clearwire's results, may need to be revised if our estimate materially differs from Clearwire's actual results. Changes in our estimate, if any, would affect the carrying value of our investment in Clearwire, net loss, basic and diluted net loss per common share, and comprehensive loss but would have no effect on Sprint's operating income, OIBDA*, Adjusted OIBDA* or consolidated statement of cash flows.

About Sprint Nextel
Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel served more than 56 million customers at the end of the first quarter of 2012 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; offering industry-leading mobile data services, leading prepaid brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. Newsweek ranked Sprint No. 3 in its 2011 Green Rankings, listing it as one of the nation's greenest companies, the highest of any telecommunications company. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

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